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                                                                   EXHIBIT 10.15

MISSION CRITICAL
     SOFTWARE

May 28, 1998


Mr. Leslie D. Willard
address

Dear Leslie,

We are pleased to offer you the position of Vice President of Financial with Mission Critical Systems (MCS). The main terms of our offer are summarized below:

 . Starting monthly rate of salary will be $8,750.00 with an initial review after (12) months and annual reviews thereafter. You will report to Steve Odom, CFO of MCS.

 . You will receive fifteen (15) working days vacation annually. The vacation days for this calendar year will be pro-rated to reflect your actual starting date.

 . You will be eligible for a bonus of $45,000 per fiscal year starting July 1, 1998. This will be paid in the pay period following the end of each quarter. This bonus will be based upon the same criteria as the CEO bonus plan.

 . The Board of Directors will grant 25,000 stock options with an exercise price of $0.50 per share and annual pro rata vesting over 4 years upon commencement of employment. Specific details of the option guidelines will be provided to you at a later date. MCS will provide accelerated vesting of 50% of the any options granted if your employment is terminated for any reason other than gross negligence or your job description or compensation are negatively changed within the first year of your employment. Additionally, MCS will provide accelerated vesting of 100% of any options granted if there is a change in control of the company subsequent to the completion of one full year of employment.

 . You will be covered under our full insurance program, which includes major medical, dental, disability and life insurance, on the first day of the month following commencement of your employment with MCS.

 . Upon your employment with MCS, you will be eligible to participate in our 401(k) plan at the next available enrollment date.

 . MCS will give you a notice period/compensation equal to six (6) months of your salary and bonus if your employment is terminated for any reason other than gross negligence or misconduct on your part.

I have enclosed two (2) copies of this letter, please sign and return one (1) copy to me at your earliest convenience. The seconded copy is for your personal files.

We are confident that your talents and profession aspirations are well suited to the opportunities available at MCS. As such, we look forward to you becoming a member of the MCS Executive team.

Sincerely,                                  Agreed and Accepted By:


/s/  Stephen E. Odom                         /s/  Leslie D. Willard
-------------------------------              -----------------------------------
Stephen E. Odom                                   Leslie D. Willard
Chief Financial Officer